SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]          Preliminary Proxy Statement
[  ]          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]          Definitive Proxy Statement
[X]         Definitive Additional Materials
[  ]          Soliciting Material Pursuant to Section 240.14a-12

WNC HOUSING TAX CREDIT FUND V, L.P., SERIES 3, L.P.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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           1)  Title of each class of securities to which transaction applies:
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[  ]       Fee paid previously with preliminary materials.
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April 12, 2012

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Re:	WNC Housing Tax Credit Fund V, L.P., Series 3 (the “Partnership”)
Link to Consent Solicitation: http://www.wncinc.com/Downloads/Investor/Proxies/NF5-3.pdf

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated April 12, 2012 (the “Solicitation”) is being sent to your client(s) in regards to a proposal which would permit the sale of the apartment complex owned by Shepherd South Apartments I, Ltd., a Texas limited partnership (“Shepherd South I”), in which the Partnership has an interest. In the aggregate, the original Limited Partners have received a net Federal tax credit return of approximately 131% of invested capital.

The General Partner recommends the proposed sale for the following reasons:

•	Shepherd South I no longer generates low income housing tax credits
•	It is now possible to sell the Property without a recapture of prior tax credits
•	The sale may allow Limited Partners to use their unused passive losses to offset the gain from the sale
•	The Property is more than 16 years old and is in need of capital improvements and upgrades
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase
•	The permanent financing for Shepherd South I has a prepayment restriction that prohibits refinancing

Please feel free to contact Investor Services by phone or via email at investorservices@wncinc.com with any further questions or concerns.  A hard copy of the Solicitation is available upon request.

Regards,
Investor Services
WNC & Associates, Inc.

CLIENT LIST: «Merged»

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com